                   [LETTERHEAD OF WILLKIE FARR & GALLAGHER]




January 16, 1996




Warburg, Pincus New York Intermediate Municipal Fund
466 Lexington Avenue
New York, New York 10017

Re:  Post-Effective Amendment No. 12 to Registration
     Statement (Securities Act File No. 33-11075; Investment Company Act File No. 811-4964 (the "Registration Statement")

Ladies and Gentlemen:

You have requested that we, as counsel to the Warburg, Pincus New York Intermediate Municipal Fund (the "Fund"), render an opinion in connection with the filing by the Fund of Post-Effective Amendment No. 12 to the Registration Statement (the "Amendment") in which you intend to register under the Securities Act of 1933, as amended (the "1933 Act"), 504,487 shares of beneficial interest of the Fund, par value $.001 per share (the "Shares").
We have examined the Fund's Declaration of Trust, its By-Laws, resolutions adopted by its Board of Trustees, and other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. With respect to matters of Massachusetts law we have relied on the opinion of Messrs. Sullivan and Worcester, a copy of which is attached hereto.

On the basis of the foregoing, and assuming compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities, and assuming further that all of the Shares will be sold at a sales price in each case in excess of the par value of the Shares, we are of the opinion that such Shares, when duly sold, issued and paid for as contemplated by the Prospectus and Statement of Additional Information included in the Amendment, will be validly and legally issued, fully paid and non-assessable by the Fund. We note, however, that shareholders of a Massachusetts business trust may under certain circumstances be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that its assets are insufficient for that purpose.

We consent to your filing this opinion with the Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

WILLKIE FARR & GALLAGHER

By: ________________________
      A Member of the Firm